Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184367

PROSPECTUS SUPPLEMENT

(To prospectus dated May 9, 2013)

Tejon Ranch Co.

3,000,000 Shares of Common Stock

This prospectus supplement is to be used by Tejon Ranch Co. (“Tejon”) in connection with the delivery of up to 3,000,000 shares of Tejon’s common stock, par value $0.50 per share (the “Common Stock”), upon the exercise of warrants to be issued by Tejon on or about August 28, 2013 as a dividend to holders of Common Stock (each, a “Warrant” and, collectively, the “Warrants”). This prospectus supplement relates to the shares of Common Stock to be issued by Tejon upon exercise of the Warrants from time to time.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “TRC”. On August 19, 2013, the last reported sale price of our Common Stock on the NYSE was $31.87 per share. This price reflected the right to receive the dividend of approximately 0.14771 Warrants per share; the Common Stock is expected to trade regular way ex-dividend beginning August 29, 2013.

The Warrants will be issued by Tejon pursuant to a warrant agreement between Tejon and Computershare, Inc., as Warrant Agent. Each Warrant will entitle the holder to purchase from us one share of our Common Stock at an initial exercise price of $40.00 per share. The Warrants may be exercised at any time in accordance with their terms until August 31, 2016, subject to the Company’s right to accelerate the expiration date under certain circumstances when the Warrants are in-the-money. The Warrants will be traded on the NYSE MKT under the symbol “TRC WS”.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING IN OUR COMMON STOCK YOU SHOULD REVIEW CAREFULLY THE RISK AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT, PAGE 3 OF THE ACCOMPANYING BASE PROSPECTUS AND IN ANY OTHER DOCUMENT INCORPORATED BY REFERENCE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

Tejon will receive proceeds from the exercise of the Warrants. See “Use of Proceeds” in this prospectus supplement.

Prospectus Supplement dated August 20, 2013

Prospectus Supplement

Base Prospectus

We have provided only the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into the accompanying base prospectus. We have not authorized anyone to provide you with information different from that included in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. We are offering to sell the securities only under circumstances and in jurisdictions where it is lawful to do so.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the Warrants and the Common Stock issuable upon exercise of the Warrants and also updates and supplements information contained in the accompanying base prospectus and the documents incorporated by reference. The second part is the base prospectus, which describes more general information regarding our securities, some of which do not apply to this offering. You should read both this prospectus supplement and the accompanying base prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying base prospectus.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Tejon” and similar terms refer to Tejon Ranch Co., a Delaware corporation, and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying base prospectus, you should rely on the information set forth in this prospectus supplement. The information contained in this prospectus supplement or the accompanying base prospectus or in the documents incorporated by reference herein or therein is accurate only as of the date of the document containing such information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations and forecasts about future events.

These forward-looking statements include, among other things, statements regarding strategic alliances, the almond, pistachio and grape industries, the future plantings of permanent crops, future yields and prices, water availability for our crops and real estate operations, future prices, production and demand for oil and other minerals, future development of our property, future revenue and income of our jointly-owned travel plaza and other joint venture operations, potential losses to the Company as a result of pending environmental proceedings, the adequacy of future cash flows to fund our operations, market value risks associated with investment and risk management activities and with respect to inventory, accounts receivable and our own outstanding indebtedness and other future events and conditions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “will,” “should,” “would,” and similar expressions. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements are not a guarantee of future performances and are subject to assumptions and involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance, or achievement implied by such forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, weather, market and economic forces, availability of financing for land development activities, and success in obtaining various governmental approvals and entitlements for land development activities.

No assurance can be given that the actual future results will not differ materially from the forward-looking statements that we make for a number of reasons including those described above and in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2012, this prospectus supplement and the accompanying base prospectus as well as in any future filings we may make that may be incorporated by

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reference. For information on the documents we are incorporating by reference and how to obtain a copy, please see the “Where You Can Find More Information” section in the accompanying base prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

You should read this prospectus supplement and the accompanying base prospectus with the understanding that our actual future results may be materially different from what we expect.

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THE OFFERING

Common Stock to be issued, assuming full exercise of all Warrants	Approximately 3,000,000 shares of Common Stock

Net proceeds, assuming full exercise of all Warrants	Approximately $120 million (initial exercise price of $40.00 per share).

NYSE Listing for our Common Stock	“TRC”

NYSE MKT Listing for our Warrants	“TRC WS”

Aggregate number of Warrants issued as a dividend to holders of Common Stock	Approximately 3,000,000

Exercisability	Each Warrant is exercisable for one share of Common Stock, subject to adjustment.

Exercise Price	$40.000 per share, subject to adjustment. The Warrants require the payment of cash consideration upon exercise; the Warrants do not include a cashless exercise feature.

Exercise Period	The Warrants are generally exercisable at any time until 5:00 p.m., New York time, on August 31, 2016, subject to the Company’s right to accelerate the expiration date under certain circumstances when the Warrants are in-the-money and certain other terms and conditions set forth in the Warrant Agreement, including that the Warrants will be exercisable only if a registration statement relating to the Common Stock issuable upon exercise is effective.

Risk Factors	Investing in our common stock involves a high degree of risk. You should read this prospectus supplement and accompanying base prospectus carefully, including the sections entitled “Risk Factors” and the consolidated financial statements and the related notes to those statements incorporated by reference, before investing in our Common Stock.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, you should consider carefully the following risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should also consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our Common Stock could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find Additional Information.”

Risks Relating to the Common Stock

Only a limited market exists for our Common Stock which could lead to price volatility.

The limited trading market for our Common Stock may cause fluctuations in the market value of our Common Stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our Common Stock.

Concentrated ownership of our Common Stock creates a risk of sudden change in our share price.

As of August 19, 2013, directors and members of our executive management team beneficially owned or controlled approximately 31% of our Common Stock. Investors who purchase our Common Stock may be subject to certain risks due to the concentrated ownership of our Common Stock. The sale by any of our large stockholders of a significant portion of that stockholder’s holdings could have a material adverse effect on the market price of our Common Stock. In addition, the registration of any significant amount of additional shares of our Common Stock, including the shares of Common Stock offered hereby, will have the immediate effect of increasing the public float of our Common Stock and any such increase may cause the market price of our Common Stock to decline or fluctuate significantly.

Provisions in our charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

Provisions of our corporate charter and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	the inability of stockholders to act by written consent or to call special meetings; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of the Company.

USE OF PROCEEDS

In the event that all of the Warrants are exercised by the holders thereof, Tejon would receive proceeds of approximately $120 million. The Warrants might never be exercised and there is no guarantee that Tejon will receive some or all of these proceeds. Tejon expects that it will use the proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes, including development activities within the Company’s industrial and residential projects and to continue its investments into water assets and water facilities.

SHARE PRICE INFORMATION

The following table shows the high and low sale prices for our Common Stock, which trades under the symbol TRC on the New York Stock Exchange (the “NYSE”) for each calendar quarter during the current and last two completed fiscal years:

	LOW	HIGH
Fiscal Year Ended December 31, 2011
1st Quarter	$25.24	$36.97
2nd Quarter	$32.31	$37.70
3rd Quarter	$23.71	$37.00
4th Quarter	$22.80	$27.47
Fiscal Year Ended December 31, 2012
1st Quarter	$24.33	$31.64
2nd Quarter	$25.10	$30.94
3rd Quarter	$25.25	$31.08
4th Quarter	$25.70	$30.78
Fiscal Year Ended December 31, 2013
1st Quarter	$28.45	$30.81
2nd Quarter	$26.66	$31.00
3rd Quarter	$28.58	$34.23

As of August 19, 2013, there were 346 registered owners of record of our Common Stock. The number of stockholders of record does not include the number of persons having beneficial ownership held in “street name.”

The last reported sale price of our Common Stock on the NYSE on August 19, 2013 was $31.87 per share.

Since 2000, we have not declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, covenants in our debt instruments (if any) and such other factors as our board of directors deems relevant.

DESCRIPTION OF THE SECURITIES

Description of Common Stock

Please refer to the section entitled “Description of Capital Stock—Common Stock” on page 8 of the accompanying base prospectus for a summary description of the terms of our Common Stock being offered hereby.

Description of Warrants

Tejon will issue the Warrants on or about August 28, 2013 as a dividend to holders of record of outstanding shares of Common Stock as of August 21, 2013 (the “Record Date”). Holders of shares of Common Stock will be allocated 0.14771 Warrants for each share of Common Stock owned on the Record Date, with the actual number of Warrants issued to each stockholder rounded to the nearest whole number. No cash or other consideration will be payable in respect of any fractional Warrants that are rounded down.

The Warrants will be issued by Tejon pursuant to the Warrant Agreement, dated August 7, 2013 (the “Warrant Agreement”), between Tejon, Computershare, Inc. and Computershare Trust Company, N.A., as Warrant Agent. The following description of the Warrants is not complete and is qualified in its entirety by reference to the complete text of the Warrant Agreement, which was filed with SEC on August 8, 2013 as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A. The Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are not being registered hereby, because the issuance of a dividend in the form of a Warrant is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. The Warrants will be traded on the NYSE MKT under the symbol “TRC WS”.

Each Warrant represents the right to purchase from Tejon one share of Common Stock at an initial exercise price of $40.00 per share, payable in U.S. dollars, and will expire on August 31, 2016, each subject to adjustment as described below under “—Anti-dilution and Other Adjustments.” Registration of ownership will be maintained by the Warrant Agent. Tejon will at all times reserve the aggregate number of shares of Common Stock for which the Warrants may be exercised. The Warrants will not be redeemable by Tejon.

All or any part of the Warrants may be exercised prior to 5:00 p.m., New York time, on any Business Day (each day that is not a Saturday, a Sunday or a day on which the NYSE is authorized or obligated by law or executive order to close) through the expiration date, by delivering a completed form of exercise notice and payment of the then-current exercise price to the Warrant Agent. Any such delivery that occurs on a day that is not a Business Day or is received after 5:00 p.m., New York time, on any given Business Day shall be deemed received and exercised on the next succeeding Business Day. Upon such delivery, the holder shall be issued such whole number of shares of Common Stock as such holder is entitled to receive. No fractional shares of Common Stock will be issued upon exercise of Warrants. Whenever any fraction of a share of Common Stock would otherwise be required to be issued, the actual issuance will be rounded to the nearest whole share (up or down), with half shares or more being rounded up and fractions below a half of a share being rounded down. The shares of Common Stock issuable upon exercise will be issued by Computershare Trust Company, N.A., Tejon’s transfer agent, through Tejon’s direct registration system for the account of the exercising Warrant holder.

The Warrant Agreement may be amended without the consent of any holder of Warrants for the purpose of curing any ambiguity, correcting or supplementing any defective or inconsistent provision, or to add or change any other provisions as Tejon and the Warrant Agent may deem necessary or desirable. The consent of a majority in interest of the shares of Common Stock issuable upon exercise of all then-outstanding Warrants is required for any amendment that has a material adverse effect on the interests of the holders of Warrants. The consent of each holder of a then-outstanding Warrant affected thereby is required for certain amendments, including any amendment that would modify the terms (including but not limited to certain of the terms described below under “Anti-dilution and Other Adjustments”) upon which the Warrants are exercisable or reducing the percentage required for consent to modification of the Warrant Agreement.

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of Common Stock, including, without limitation, the right to vote or to receive any dividends or other distributions.

The Warrants will be exercisable only if the shelf registration statement under which this prospectus supplement was filed (the “Shelf Registration Statement”) is effective and only if the shares of Common Stock issuable upon exercise are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the exercising Warrant holder resides, in each case, as of the time of the applicable exercise. Tejon has agreed in the Warrant Agreement to use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the expiration date. Tejon may suspend the availability of the Shelf Registration Statement from time to time for a maximum of 90 days in a given 365-day period, if the Board of Directors of Tejon determines that such a suspension would be necessary to comply with applicable laws and Tejon provides notice to the Warrant Agent.

Anti-dilution and Other Adjustments

The exercise price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as follows. No single event will trigger more than one adjustment to the extent multiple adjustments would result in duplication.

1.	If Tejon (i) declares a dividend on shares of Common Stock payable in shares of any class of capital stock of Tejon, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock or (iv) issues shares of capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which Tejon is the continuing corporation), the exercise price in effect at the time of the record date or effective date of such event and the number of shares and type of capital stock issuable on such date, will be proportionately adjusted so that the holder of any Warrant exercised thereafter will be entitled to receive the aggregate number of shares and type of capital stock which, if the Warrant had been exercised immediately prior to such date, the holder would have owned upon such exercise and been entitled to receive by virtue of such event.

2.	If Tejon fixes a record date for the issuance of rights, options or warrants to all holders of Common Stock that are not available to holders of Warrants in respect of their Warrants that entitle stockholders, for a period no longer than 45 days from the date of issuance, to subscribe for or purchase Common Stock or securities convertible into or exercisable or exchangeable for Common Stock at a price per share or having a conversion, exercise or exchange price per share less than the Current Market Price (as defined below) on such record date, the Warrant exercise price to be in effect after such record date shall be determined by multiplying the exercise price in effect immediately prior to such record date by a fraction of which (i) the numerator is the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion, exercise or exchange price of the convertible, exercisable or exchangeable securities so to be offered) would purchase at such Current Market Price and (ii) the denominator is the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible, exercisable or exchangeable securities so to be offered are initially convertible, exercisable or exchangeable). In the event that such rights or warrants are not ultimately issued, the Warrant exercise price will be adjusted to be the Warrant exercise price which would then be in effect if such record date had not been fixed.

“Current Market Price” is the closing price of the Common Stock for the immediately preceding trading day on the principal national securities exchange or Nasdaq system on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or Nasdaq system, the average of the reported bid and asked prices on such trading day in the over-the-counter market as furnished by the Pink Sheets LLC, or, if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected by Tejon, or, if there is no such firm, as furnished by any member of the NASD, Inc. selected by Tejon or, if the Common Stock is not publicly traded, the Current Market Price will be determined in good faith by the Board of Directors.

3.	If Tejon fixes a record date for a dividend or distribution to all holders of Common Stock of indebtedness or assets or subscription rights or warrants (excluding any covered by 1 or 2 above or other dividends paid in cash out of retained earnings), the Warrant exercise price to be in effect after such record date will be determined by multiplying the Warrant exercise price in effect immediately prior to such record date by a fraction of which (i) the numerator is the Current Market Price on such record date, less the fair market value (as determined in good faith by the Board of Directors) of such distribution applicable to one share of Common Stock, and (ii) the denominator is the Current Market Price. In the event that the distribution is not so made, the Warrant exercise price will be adjusted to be the Warrant exercise price which would then be in effect if such record date had not been fixed.

No adjustment to the Warrant exercise price will be made pursuant to the foregoing unless and until it would require an increase or decrease of at least 1% in the Warrant exercise price. However, any adjustments not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Tejon may also adjust the exercise price downward upon advanced written notice to the Warrant Agent to the extent the Board of Directors deems it advisable, provided that such decrease must be in effect for a period of at least ten consecutive Business Days.

Unless Tejon elects to adjust the number of Warrants outstanding as discussed below, upon each adjustment of the Warrant exercise price described in 1, 2 and 3 above, each Warrant outstanding immediately prior to the adjustment will thereafter evidence the right to purchase, at the adjusted Warrant exercise price, that number of shares (calculated to the nearest hundredth) obtained by (i) multiplying (x) the number of shares covered by a Warrant immediately prior to such adjustment by (y) the Warrant exercise price in effect immediately prior to such adjustment and (ii) dividing the product so obtained by the Warrant exercise price in effect immediately after such adjustment. However, Tejon may elect on or after the date of any adjustment to the Warrant exercise price to adjust the number of Warrants rather than the number of shares of Common Stock issuable upon the exercise of a Warrant provide that each Warrant outstanding after such adjustment of the number of Warrants is exercisable for one share of Common Stock. In addition, irrespective of any adjustment or change in the Warrant exercise price or the number of shares of Common Stock issuable upon the exercise of the Warrants, any Warrant certificates previously issued or issued thereafter may continue to express the initial Warrant exercise price and the initial number of shares of Common Stock into which the Warrant was exercisable. Written notice of adjustments will be provided to the holders of Warrants within thirty days after any adjustment.

In the event of certain capital reorganizations, consolidations or mergers of Tejon, holders of Warrants that have not been exercised or otherwise expired, terminated or cancelled, will have the right to receive, upon exercise, the kind and amount of securities, cash and other property receivable by a holder of shares of Common Stock immediately prior to such reorganization, consolidation or merger.

In addition, if the Current Market Price is an amount equal to One Hundred Thirty percent (130%) of the Warrant exercise price then in effect for a period of 20 consecutive trading days then Tejon will have the ability to accelerate the expiration date of the Warrants from August 31, 2016 to a date that is no less than thirty (30) days from the date Tejon takes such action.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition the shares of our common stock. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a share of our common stock held as a capital asset (generally, for investment purposes) by a beneficial owner. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, tax-qualified retirement plans, insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities, controlled foreign corporations or passive foreign investment companies;

•	tax consequences to persons holding shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will generally depend upon the status of the partner or other owner and the activities of the partnership or other entity. If you are a partner in a partnership, or owner of an entity treated as a partnership for U.S. federal income tax purposes, holding the shares of our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual, citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of shares of our common stock that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. holders

Distributions

Any distributions paid to a U.S. holder with respect to the shares of common stock will generally be included in a U.S. holder’s income as ordinary dividend income to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by individuals will generally be taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Such lower rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “—Consequences to U.S. holders—Sale or other Taxable Disposition of Common Stock.”

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends (if applicable).

Sale or other Taxable Disposition of Common Stock

Upon the sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Backup Withholding and Information Reporting

Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of a share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient. A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to non-U.S. holders

Dividends

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, any dividends paid to a non-U.S. holder with respect to the shares of common stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of shares of our common stock that wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or other Taxable Disposition of Common Stock

Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock will generally not be subject to U.S. federal income tax unless one of these requirements is satisfied:

•

That gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment). If such a non-U.S. holder is an individual, it will be subject to tax on the net gain derived from the sale or other taxable disposition under regular graduated U.S. federal income tax rates. If such non-U.S. holder is a foreign corporation it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty.

•

The non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met. If such non-U.S. holder is an individual, he or she will be subject to a flat 30% tax on the gain derived from the sale or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

•

We are or have been a “U.S. real property holding corporation” (“USRPHC”) during the applicable statutory period and either (a) our common stock is not regularly traded on an established securities market, or (b) our common stock is regularly traded on an established securities market, and the non-U.S. holder owns actually or constructively (through certain family members, related entities and options), common stock with a fair market value on the relevant date of determination that is greater than 5% of the total fair market value of our common stock on such date. Because we have significant U.S. real estate holdings, the Company believes that it currently qualifies as USRPHC for U.S. federal income tax purposes. If income from the sale or exchange of shares of our common stock is subject to tax based on our status as a “U.S. real property holding corporation,” the non-U.S. holder will be subject to U.S. federal income tax on the net gain in the same manner as a U.S. holder and the transferee of such shares may be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition, unless certain exceptions apply. Any tax withheld may be credited against the United States federal income tax owed by the non-U.S. holder for the year in which the sale or exchange occurs.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty or applicable tax information exchange agreement.

In general, you will not be subject to backup withholding with respect to payments of dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, you provide your name and address on an IRS Form W-8BEN (or other applicable form), and you certify, under penalties of perjury, that you are not a U.S. person, or you otherwise establish an exemption.

In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Account

Under the Foreign Account Tax Compliance Act (“FATCA”), Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividend payments on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

The obligation to withhold under FACTA is currently expected to apply to dividend payments made on or after July 1, 2014 and the gross proceeds from the sale or other disposition of stock received on or after January 1, 2017. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

PROSPECTUS

Tejon Ranch Co.

$150,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

We or selling securityholders may, from time to time, offer to sell common stock, preferred stock, warrants or debt securities. The aggregate initial offering price of all securities sold under this prospectus will not exceed $150,000,000.

Each time we or selling securityholders sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the terms of the offering, including the price at which we are offering the securities to the public. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers, or may be offered by the selling securityholders. If any agents, dealers or underwriters are involved in the sale of any securities, their names, any over-allotment and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section entitled “Plan of Distribution” for more information.

Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol “TRC”.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at P.O. Box 1000, Lebec, California 93243, and our telephone number is (661) 248-3000. Our website is www.tejonranch.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation by Reference,” the information and other content contained on our website are not incorporated by reference and do not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED HEREIN AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY FREE WRITING PROSPECTUS, AND IN ANY OTHER DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2013

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.

This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus or free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $150,000,000.

The types of securities that we may offer and sell, from time to time, pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock; and

•	warrants.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities pursuant to this prospectus we will describe, in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price per share of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	any additional risk factors applicable to the securities or our business and operations; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. You should read and consider all information contained in this prospectus and any accompanying prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Tejon” and similar terms refer to Tejon Ranch Co., a Delaware corporation, and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement and any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations and forecasts about future events.

These forward-looking statements include, among other things, statements regarding strategic alliances, the almond, pistachio and grape industries, the future plantings of permanent crops, future yields and prices, water availability for our crops and real estate operations, future prices, production and demand for oil and other minerals, future development of our property, future revenue and income of our jointly-owned travel plaza and other joint venture operations, potential losses to the Company as a result of pending environmental proceedings, the adequacy of future cash flows to fund our operations, market value risks associated with investment and risk management activities and with respect to inventory, accounts receivable and our own outstanding indebtedness and other future events and conditions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “will,” “should,” “would,” and similar expressions. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements are not a guarantee of future performances and are subject to assumptions and involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance, or achievement implied by such forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, weather, market and economic forces, availability of financing for land development activities, and success in obtaining various governmental approvals and entitlements for land development activities.

No assurance can be given that the actual future results will not differ materially from the forward-looking statements that we make for a number of reasons including those described above and in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as well as in any future filings we may make that may be incorporated by reference herein. For information on the documents we are incorporating by reference and how to obtain a copy, please see the “Where You Can Find More Information” section in this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect.

Tejon Ranch Co.

We are a diversified real estate development and agribusiness company committed to responsibly using our land and resources to meet the housing, employment, and lifestyle needs of Californians and we are committed to creating value for our shareholders. Current operations consist of land planning and entitlement, land development, commercial sales and leasing, leasing of land for mineral royalties, grazing leases, income portfolio management and farming. Our prime asset is approximately 270,000 acres of contiguous, largely undeveloped land that, at its most southerly border, is 60 miles north of Los Angeles and, at its most northerly border, is 15 miles east of Bakersfield. We create value by securing entitlements for our land, facilitating infrastructure development, strategic land planning, development, and conservation.

We are involved in several joint venture agreements which facilitate the development of portions of our land. We are also actively engaged in land planning and land entitlement projects.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at P.O. Box 1000, Lebec, California 93243, and our telephone number is (661) 248-3000. Our website is www.tejonranch.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation by Reference,” the information and other content contained on our website are not incorporated by reference and do not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Three months ended	Year ended December 31,
	March 31, 2013	2012	2011	2010	2009		2008
Ratio of earnings to fixed charges	2.65	32.99	59.34	16.45	—	(1)	10.15

(1)	For the year ended December 31, 2009, our earnings were not sufficient to cover fixed charges by approximately $5.9 million.

Our ratio of earnings to fixed charges is computed by dividing (i) earnings by (ii) fixed charges. “Earnings” means the amount resulting from (1) adding: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) the Company’s share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, and (2) subtracting from the sum of (1) the following: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our restated certificate of incorporation, bylaws and other agreements, copies of which are available from us upon request or may be found in the “Investors” section of our website at www.tejonranch.com under the heading “Investors.”

General

The following description of our capital stock and provisions of our restated certificate of incorporation and bylaws are summaries and are qualified by reference to the restated certificate of incorporation and the bylaws currently in effect. Copies of these documents have been filed with the SEC.

Our authorized capital stock consists of 5,000,000 shares of preferred stock, of which no shares are outstanding, and 30,000,000 shares of common stock, of which 29,131,845 shares were outstanding on May 7, 2013, held by 354 holders of record.

Common Stock

The holders of common stock vote cumulatively when electing directors and are entitled to one vote per share on all other matters. The board of directors presently consists of three classes of directors based on when their terms expire. Each class is elected every three years to a three-year term. Because only a portion of the total number of directors is elected each year, a greater number of shares is required to ensure the ability to elect a specific number of directors using cumulative voting than would be required if the entire Board were elected each year.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of our company holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any preferential rights of the holders of the preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions, and there is no liability for further calls or assessments by the Company.

Preferred Stock

The Board has the authority to issue 5,000,000 shares of preferred stock in one or more series with dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and other rights or preferences that could be senior to those of holders of common stock. There are no shares of preferred stock outstanding.

Anti-Takeover Provisions

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of our existing stockholders.

In addition, our restated certificate of incorporation and bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include:

•	a classified Board;

•	a requirement that directors may only be removed for cause and only by an affirmative vote of the holders of a majority of the Company’s voting stock; and

•	the elimination of the ability of stockholders to call special meetings and to act without a meeting.

Subject to the exceptions set forth below, certain business combinations involving a “Related Person” require the approval of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors (which we refer to as “voting shares”) and the approval of the holders of a majority of the voting shares not owned beneficially by the Related Person. The 80% voting requirement does not apply if:

•	the terms of the business combination meet certain fairness standards set forth in our restated certificate of incorporation;

•	the business combination is approved by the holders of a majority of the voting shares not owned beneficially by the Related Person; and

•	all other affirmative voting requirements imposed by applicable law or our restated certificate of incorporation are met.

Alternatively, the business combination can be approved by a majority of the Continuing Directors and such other vote as may be required by law or by our restated certificate of incorporation.

“Related Person” means any person, entity or group that beneficially owns five percent or more of the outstanding voting stock (subject to certain exceptions) and affiliates and associates of any such person, entity or group.

“Continuing Director” means, as to any Related Person:

•

a member of the board of directors who was a director of our company’s predecessor prior to June 9, 1987 or thereafter became a director of our company prior to the time the Related Person became a Related Person; and

•	any successor of such a director who is recommended by a majority of such directors then on the Board.

However, to be a Continuing Director as to any Related Person, the director must not be the Related Person or an affiliate of the Related Person.

Restricted Stock

As of May 7, 2013, 610,986 shares of restricted (unvested) common stock were outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services LLC and its telephone number is (818) 254-3168.

New York Stock Exchange

Our common stock is listed on the NYSE under the symbol “TRC.”

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description and the particular terms of any debt securities or warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the NYSE or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

EXPERTS

The consolidated financial statements of Tejon Ranch Co. appearing in Tejon Ranch Co.’s Annual Report (Form 10-K) for the year ended December 31, 2012, the effectiveness of Tejon Ranch Co.’s internal control over financial reporting as of December 31, 2012, and the financial statements of Petro Travel Plaza Holdings, LLC appearing in Amendment No. 1 to Tejon Ranch Co.’s Annual Report (Form 10-K/A) for the year ended December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 19, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	our Current Reports on Form 8-K filed with the SEC from January 1, 2013 through May 8, 2013;

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 27, 1999, including any amendment or report filed for the purpose of updating that description; and

•

our Definitive Proxy Statement on Schedule 14A filed on March 28, 2013, in connection with our 2013 Annual Meeting of Stockholders, but only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report or in a particular prospectus supplement.

You may obtain copies of any of these filings through Intel as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Tejon Ranch Co.

P.O. Box 1000

Lebec, California 93243

www.tejonranch.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve our SEC filings at our Internet website at www.tejonranch.com.

Tejon Ranch Co.

3,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

August 20, 2013

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying base prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying base prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying base prospectus applicable to that jurisdiction.